Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2020 RESULTS

New York, NY – November 6, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the third quarter of 2020.

Highlights

~~•~~	Net income for the third quarter was $14.0 million, or $0.50 per diluted share, compared to a net loss of $11.1 million, or $0.38 per diluted share, in the third quarter of 2019. Net income for the quarter reflects the impact of a $12.8 million impairment charge and loss on sale of vessels and a $0.7 million write-off of deferred finance costs and fees associated with the extinguishment of debt. Net income excluding these items was $27.6 million, or $0.98 per diluted share.
•	Time charter equivalent (TCE) revenues(A) for the third quarter were $94.0 million, compared to $65.8 million for the third quarter of 2019.
•	Adjusted EBITDA(B) for the third quarter was $54.6 million, compared to $23.8 million for the same period of 2019.
•	Cash(C) was $153.7 million as of September 30, 2020; total liquidity was $193.7 million, including $40.0 million of undrawn revolver.
•	Renewed share buyback program and increased authorization to a further $50 million.
•	Paid a regular quarterly cash dividend of $0.06 per share in September 2020 and announced a quarterly cash dividend of $0.06 per share payable in December 2020.
•	Prepaid the full $40.0 million outstanding under the Transition Term Loan Facility
•	Subsequent to the end of the quarter, agreed to sell a 2002-built VLCC, Seaways Mulan, a 2003-built VLCC, Seaways Rosalyn, and a 2001-built Aframax, Seaways Fran.
•	Signed 10-year extensions to our contracts for our two FSO joint ventures, which are expected to generate in excess of $322 million of contract revenues for the Company over the additional 10-year extension periods.

“During the third quarter, we generated solid results and increased our cash position despite current pressure on rates,” said Lois K. Zabrocky, International Seaways’ President and CEO. “Our sizeable fleet of crude and product tankers performed well during the quarter, and the four favorable time charters we executed earlier this year at very strong rates were instrumental in enabling us to optimize revenue during the current period of oil inventory destocking. Importantly, taking into consideration these time charters, two of which extend well into 2021, the contributions from our FSO JV, and our ongoing strategy of paying down debt, we have reduced our cash breakeven rate to approximately $17,500 per day.”

Ms. Zabrocky continued, “Moving forward, we remain positive on the long-term outlook of the tanker market. Our strategic focus continues to be on executing our disciplined and balanced approach to capital allocation, while continuing to advance initiatives that unlock significant value for shareholders. With this important goal in mind, we have finalized 10-year extensions for our FSO joint venture contracts, which are expected to generate in excess of $322 million of contract revenues for the Company, bolstering our contracted cash flows for another decade. In addition, and as we continue to operate in a COVID-19 environment, our priorities remain the safety of our onshore and at-sea professionals and providing best-in-class service to our leading energy customers.”

Jeff Pribor, the Company’s CFO, added, “We have succeeded in generating strong cash flows year-to-date for shareholders and deploying capital to further pay down debt and significantly enhance our financial strength. Notably, our total liquidity at quarter’s end was $194 million, and our net loan to value was 39%, one of the lowest among our tanker peers. We also paid our regular quarterly cash dividend of $0.06, complementing the approximate 5% of stock we have purchased in 2020 thus far. With our ample liquidity, we remain in a strong position to continue to return capital to shareholders and take advantage of strategic opportunities as they arise.”

1

Third Quarter 2020 Results

Net income for the third quarter was $14.0 million, or $0.50 per diluted share, compared to a net loss of $11.1 million, or $0.38 per diluted share, in the third quarter of 2019. The increase in the third quarter of 2020 primarily reflects higher TCE revenues and substantially lower charter hire expenses and interest expense. An increase of $14.3 million in losses on disposals of vessels, and other property, including impairments served to partially offset such increases. Net income for the nine months ended September 30, 2020 was $111.4 million, or $3.88 per diluted share, compared to a net loss of $16.7 million, or $0.57 per share, for the nine months ended September 30, 2019.

Consolidated TCE revenues for the third quarter of 2020 were $94.0 million, compared to $65.8 million for the third quarter of 2019. Shipping revenues for the third quarter of 2020 were $99.9 million, compared to $71.3 million for the third quarter of 2019. Consolidated TCE revenues for the nine months ended September 30,2020 were $349.1 million, compared to $222.3 million in the prior year period. Shipping revenues for the nine months ended September 30, 2020 were $364.9 million compared to $242.2 million for the prior year period.

The third quarter began with some strength in the crude tanker market, carried over from the strong environment of the second quarter. The large inventory build-up seen in the second quarter as a result of overproduction and oil contango put pressure on tanker rates during the third quarter.

In the third quarter of 2020, the Company recorded an impairment charge of $11.7 million for a 2002-built and 2003-built VLCC, both of which have been contracted for sale, to write-down their carrying values to their estimated fair values at September 30, 2020. Interest expense decreased by $9.0 million for the third quarter of 2020 compared to the third quarter of 2019 as a result of lower average outstanding debt balances in the current year periods compared to the 2019 periods. This was principally attributable to $110 million in principal prepayments on the 2017 Term Loan Facility during the second half of 2019, the $40 million repayment of the Transition Loan Facility in August 2020 and the use of cash in the January 2020 refinancing. In addition, lower average margins and interest rates on the refinanced portion of debt entered into by the Company during the first quarter of 2020, and lower average LIBOR rates during the third quarter of 2020 contributed to the decline in interest expense.

Adjusted EBITDA was $54.6 million for the quarter, compared to $23.8 million for the third quarter of 2019. Adjusted EBITDA was $225.1 million for the nine months ended September 30, 2020, compared to $92.5 million for the nine months ended September 30, 2019.

Crude Tankers

TCE revenues for the Crude Tankers segment were $79.8 million for the quarter compared to $49.4 million for the third quarter of 2019. This increase primarily resulted from the impact of higher average rates in the VLCC, Suezmax, and Panamax sectors, with average spot earnings climbing to approximately $35,800, $28,200, and $15,500 per day, respectively, aggregating approximately $33.9 million. Also contributing was a 214-day increase in VLCC revenue days, which includes 110 days covered under the Company’s loss of hire insurance policy related to an off-hire period for the Seaways Mulan, as it was held by Indonesian authorities from February 8, 2020 through June 8, 2020 and was not redelivered back to the Tankers International Pool until June 28, 2020. The Company received $4.1 million from its insurance provider as a result of this recovery. Shipping revenues for the Crude Tankers segment were $83.6 million for the third quarter of 2020 compared to $54.9 million for the third quarter of 2019. TCE revenues for the Crude Tankers segment were $274.5 million for the nine months ended September 30, 2020, compared to $167.0 million for the same period last year. Shipping revenues for the Crude Tankers segment were $287.7 million for the nine months ended September 30, 2020, compared to $186.7 million for the same period last year.

2

Product Carriers

TCE revenues for the Product Carriers segment were $14.2 million for the quarter, compared to $16.4 million for the third quarter of 2019. Higher period-over-period average daily blended rates earned by the LR2 and MR fleets, with average spot rates rising to approximately $21,500 and $14,400 per day, respectively, accounted for an increase in TCE revenues of approximately $0.8 million. This was offset by a $2.6 million days-based decline arising primarily from a 283-day decrease in MR revenue days in the third quarter, which resulted principally from the redelivery of four time chartered-in MRs to their owners between the third quarter of 2019 and July 2020. Shipping revenues for the Product Carriers segment were $16.2 million for the third quarter of 2020, compared to $16.4 million for the third quarter of 2019. TCE revenues for the Product Carriers segment were $74.5 million for the nine months ended September 30,2020, compared to $55.3 million in the 2019 nine-month period. Shipping revenues for the Product Carriers segment were $77.2 million for the nine months ended September 30, 2020, compared to $55.4 million for the same period last year.

Share Repurchases

During the quarter, the Company’s Board of Directors authorized a renewal of the share repurchase program in the amount of $30 million. On October 28, 2020, the Board of Directors increased the share repurchase program authorization to $50 million. No shares were acquired under the repurchase program in the third quarter.

Debt Prepayment

During the third quarter of 2020, the Company prepaid the $40.0 million outstanding principal balance under the Transition Term Loan Facility using available cash on hand, increasing the number of unencumbered ships in our fleet to 14.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share of common stock on October 28, 2020. The dividend will be paid on December 23, 2020 to shareholders of record at the close of business on December 8, 2020.

Vessel Sales

Subsequent to quarter end, the Company agreed to sell a 2002-built VLCC, Seaways Mulan, a 2003-built VLCC, Seaways Rosalyn, and a 2001-built Aframax, Seaways Fran, for delivery to buyers between November 2020 and January 2021.

10-Year Contract Extensions for FSO Joint Venture

In October 2020, the FSO Joint Venture signed a 10-year extension on each of the existing service contracts with North Oil Company (“NOC”), relating to the two FSO service vessels. The extensions will commence in direct continuation of the existing contracts, which were originally scheduled to expire during the third quarter of 2022.

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Conference Call

The Company will host a conference call to discuss its third quarter 2020 results at 9:00 a.m. Eastern Time (“ET”) on Friday, November 6, 2020. To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Friday, November 6, 2020 through 11:59 p.m. ET on Friday, November 13, 2020 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10149198.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 39 vessels, including 13 VLCCs, two Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s and 4 MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2019 for the Company, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

Category: Earnings

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Consolidated Statements of Operations
($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$49,217	$46,278	$250,485	$158,628
Time and bareboat charter revenues	31,294	7,638	66,553	19,699
Voyage charter revenues	19,372	17,362	47,907	63,835
Total Shipping Revenues	99,883	71,278	364,945	242,162

Operating Expenses:
Voyage expenses	5,851	5,470	15,893	19,838
Vessel expenses	31,501	30,350	94,739	91,634
Charter hire expenses	6,442	14,381	24,213	44,599
Depreciation and amortization	19,014	18,961	56,161	56,708
General and administrative	7,422	6,449	21,550	19,519
Provision for credit losses, net	(13)	(18)	(80)	1,259
Third-party debt modification fees	-	-	232	30
Loss/(gain) on disposal of vessels and other property,
including impairments	12,834	(1,472)	14,164	28
Total operating expenses	83,051	74,121	226,872	233,615
Income/(loss) from vessel operations	16,832	(2,843)	138,073	8,547
Equity in income of affiliated companies	5,356	8,474	15,672	24,559
Operating income	22,188	5,631	153,745	33,106
Other (expense)/income	(208)	284	(13,497)	2,159
Income before interest expense and income taxes	21,980	5,915	140,248	35,265
Interest expense	(7,999)	(17,010)	(28,889)	(51,986)
Income/(loss) before income taxes	13,981	(11,095)	111,359	(16,721)
Income tax provision	-	-	(1)	-
Net Income/(loss)	$13,981	$(11,095)	$111,358	$(16,721)

Weighted Average Number of Common Shares Outstanding:
Basic	27,932,928	29,249,233	28,517,037	29,217,188
Diluted	28,026,005	29,249,233	28,665,961	29,217,188

Per Share Amounts:
Basic net income/(loss) per share	$0.50	$(0.38)	$3.90	$(0.57)
Diluted net income/(loss) per share	$0.50	$(0.38)	$3.88	$(0.57)

5

Consolidated Balance Sheets
($ in thousands)
	September 30,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$137,340	$89,671
Voyage receivables	71,431	83,845
Other receivables	4,702	3,938
Inventories	1,400	3,896
Prepaid expenses and other current assets	5,372	5,994
Total Current Assets	220,245	187,344

Restricted Cash	16,314	60,572
Vessels and other property, less accumulated depreciation	1,262,469	1,292,516
Deferred drydock expenditures, net	28,785	23,125
Total Vessels, Deferred Drydock and Other Property	1,291,254	1,315,641
Operating lease right-of-use assets	24,013	33,718
Investments in and advances to affiliated companies	156,589	153,292
Long-term derivative asset	973	-
Other assets	2,925	2,934
Total Assets	$1,712,313	$1,753,501

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$27,355	$27,554
Current portion of operating lease liabilities	9,949	12,958
Current installments of long-term debt	61,483	70,350
Current portion of derivative liability	4,035	3,614
Total Current Liabilities	102,822	114,476
Long-term operating lease liabilities	11,593	17,953
Long-term debt	489,194	590,745
Long-term derivative liability	6,200	6,545
Other liabilities	15,986	1,489
Total Liabilities	625,795	731,208

Equity:
Total Equity	1,086,518	1,022,293
Total Liabilities and Equity	$1,712,313	$1,753,501

6

Consolidated Statements of Cash Flows
($ in thousands)
	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$111,358	$(16,721)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	56,161	56,708
Loss on write-down of vessels and other assets	17,136	-
Amortization of debt discount and other deferred financing costs	2,338	5,373
Deferred financing costs write-off	13,073	343
Stock compensation, non-cash	3,993	2,912
Earnings of affiliated companies	(15,566)	(24,945)
Change in fair value of interest rate collar recorded through earnings	1,271	-
Other – net	904	538
Items included in net income/(loss) related to investing and financing activities:
(Gain)/loss on disposal of vessels and other property, net	(2,972)	28
Loss on extinguishment of debt	1,195	100
Cash distributions from affiliated companies	8,500	10,214
Payments for drydocking	(15,825)	(13,539)
Insurance claims proceeds related to vessel operations	4,706	967
Changes in operating assets and liabilities	12,519	21,378
Net cash provided by operating activities	198,791	43,356
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(46,449)	(9,797)
Proceeds from disposal of vessels and other property	13,564	15,762
Expenditures for other property	(493)	(406)
Investments in and advances to affiliated companies, net	2,347	2,104
Repayments of advances from affiliated companies	-	4,836
Net cash (used in)/provided by investing activities	(31,031)	12,499
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	362,989	-
Extinguishment of debt	(422,699)	(10,000)
Premium and fees on extinguishment of debt	(163)	(100)
Payments on debt	(66,636)	(38,531)
Payments on derivatives containing other-than-insignificant financing element	(1,331)	-
Cash dividends paid	(5,091)	-
Repurchases of common stock	(29,997)	-
Cash paid to tax authority upon vesting of stock-based compensation	(1,272)	(369)
Other – net	(149)	(277)
Net cash used in financing activities	(164,349)	(49,277)
Net increase in cash, cash equivalents and restricted cash	3,411	6,578
Cash, cash equivalents and restricted cash at beginning of year	150,243	117,644
Cash, cash equivalents and restricted cash at end of period	$153,654	$124,222

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2020 and the comparable periods of 2019. Revenue days in the quarter ended September 30, 2020 totaled 3,123 compared with 3,529 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $654 and $689 per day for the three months ended September 30, 2020 and 2019, respectively.

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$35,740	$73,399		$22,434	$-
Number of Revenue Days	810	362	1,172	1,068	-	1,068
Suezmax
Average TCE Rate	$28,246	$-		$18,470	$-
Number of Revenue Days	180	-	180	184	-	184
Aframax
Average TCE Rate	$10,860	$-		$15,342	$-
Number of Revenue Days	368	-	368	368	-	368
Panamax
Average TCE Rate	$15,508	$15,790		$7,846	$13,772
Number of Revenue Days	118	269	387	92	551	643
Total Crude Tankers Revenue Days	1,476	631	2,107	1,712	551	2,263
Product Carriers
LR2
Average TCE Rate	$21,505	$-		$17,253	$-
Number of Revenue Days	92	-	92	87	-	87
LR1
Average TCE Rate	$14,900	$-		$15,475	$-
Number of Revenue Days	534	-	534	506	-	506
MR
Average TCE Rate	$14,368	$-		$11,430	$-
Number of Revenue Days	390	-	390	673	-	673
Total Product Carriers Revenue Days	1,016	-	1,016	1,266	-	1,266
Total Revenue Days	2,492	631	3,123	2,978	551	3,529

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of September 30, 2020, INSW’s owned and operated 39 vessels, 34 of which were owned, 3 of which were chartered in, and 2 FSOs were held through joint venture partnerships.

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2020
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,947,222
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	2	2.0	2	2.0	4	4.0	450,804
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	26	25.0	2	2.0	28	27.0	6,066,301

LR2	1	1.00	-	-	1	1.0	112,691
LR1	5	5.00	1	1.0	6	6.0	443,077
MR	4	4.00	0	0.0	4	4.0	201,225
Product Carriers	10	10.00	1	1.0	11	11.0	756,993

Total Operating Fleet	36	35.0	3	3.0	39	38.0	6,823,294

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

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	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2020	2019	2020	2019
Time charter equivalent revenues	$94,032	$65,808	$349,052	$222,324
Add: Voyage expenses	5,851	5,470	15,893	19,838
Shipping revenues	$99,883	$71,278	$364,945	$242,162

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2020	2019	2020	2019
Net income/(loss)	$13,981	$(11,095)	$111,358	$(16,721)
Income tax provision	-	-	1	-
Interest expense	7,999	17,010	28,889	51,986
Depreciation and amortization	19,014	18,961	56,161	56,708
EBITDA	40,994	24,876	196,409	91,973
Third-party debt modification fees	-	-	232	30
Loss/(gain) on disposal of vessels and other property,
including impairments	12,834	(1,472)	14,164	28
Write-off of deferred financing costs	572	343	13,073	343
Loss on extinguishment of debt	181	100	1,195	100
Adjusted EBITDA	$54,581	$23,847	$225,073	$92,474

(C) Total Cash

	September 30,	December 31,
($ in thousands)	2020	2019
Cash and cash equivalents	$137,340	$89,671
Restricted cash	16,314	60,572
Total Cash	$153,654	$150,243

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